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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                         CONTACT:
                                              Trudi Allcott
July 2, 2001                                  Manager, Communications
                                              Owens & Minor
                                              804-935-4291
                                                   or
                                              Richard F. Bozard
                                              Vice President, Treasurer
                                              Owens & Minor
                                              804-965-2921

                Owens & Minor Announces Successful Completion of
             Private Offering of 8 1/2% Senior Subordinated Notes


Richmond, VA....(NYSE-OMI) Owens & Minor announced today that it successfully closed the private offering of $200 million aggregate principal amount of its 8 1/2% Senior Subordinated Notes due 2011. The company intends to use the proceeds of the proposed offering, in part, to fund the purchase of its outstanding $150 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2006 in a tender offer, and subsequent redemption of notes not tendered in the offer. The completion of the offering was a condition to the Company's obligation to accept for purchase, and to pay the consideration for, the 2006 Notes validly tendered in the tender offer.

The notes sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Va., is the nation's leading distributor of national name brand medical/surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For fax copies of Owens & Minor's news releases, contact Company News On-Call at (800) 758-5804, ext. 667125.

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